EXHIBIT 11


                                 ASD Group, Inc.

                    EXHIBIT TO ANNUAL REPORT ON FORM 10-QSB

                    Computation of Per Share Earnings (Loss)


                                        For the Three Months Ended         For the Nine Months Ended
                                        --------------------------         -------------------------
                                          March 29,      March 28,           March 29,      March 28,
                                            1996           1997                1996           1997
                                            ----           ----                ----           ----

Net income (loss). . . . . . . . . . .  $    38,709    $  (194,025)        $    365,451     $  (357,213)

Weighted average number of common and
common equivalent shares outstanding:

Average number of common shares
outstanding during the period. . . . .      632,917        632,917              632,917         632,917

Add common share equivalents--options to
purchase common shares. . . . . . . . .          -              -                    -               -
                                         ----------     ----------          -----------     -----------
         Total common shares outstanding    632,917        632,917              632,917         632,917
                                         ==========     ==========          ===========     ===========



Net income (loss) per common share. . . $      0.06    $     (0.31)        $       0.58     $     (0.56)
                                         ==========     ==========          ===========     ===========